International Textile Group

804 Green Valley Road

Greensboro, NC 27408

Contact: Delores Sides (336) 379-2903

International Textile Group’s Cone Denim Nicaragua Signs Financing Agreement for Denim Facility

Greensboro, NC, December 19, 2007 -- Cone Denim Nicaragua (“CDN”), an affiliate of the International Textile Group, Inc., located in Ciudad Sandino, Nicaragua announced today that it has signed a USD $37 million 7 year amortizing term loan with the Inter-American Investment Corporation (“IIC”) and four co-financing banks doing business in Nicaragua that include Banco de la Producción, S.A., Banco de America Central, S.A, Banco de Crédito Centroamericano, S.A. and Banco HSBC Nicaragua, S.A.

Gary Smith, Executive Vice President and CFO of ITG, commented, “We are excited about our partnership with the IIC and the Nicaraguan banks to finance the CDN project. We believe that the CDN project and the financing support within the region is the model for future investments in the region by other companies seeking to realize upon opportunities in Central America to competitively supply the U.S. market.”

Matt Haynes, Vice President Denim Manufacturing – Latin America, further commented, “We are also very excited about our Cone Denim Nicaragua facility and the value and capabilities it will provide to our customers in the Central American supply chain. Construction and start-up of the CDN facility are underway and we expect to be producing high-quality denim by the first quarter of 2008.”

Located outside of Managua, Nicaragua, the new plant will be a vertical operation using state-of-the-art manufacturing equipment to process raw cotton through finished fabric. When fully operational, the plant will have a production capacity of around 28 million yards annually and will employ approximately 850 people.

Established in 1891, ITG Cone Denim has been a leading supplier of denim to top denim apparel brands for over 100 years. Known for its innovation, authenticity, quality and service, Cone Denim maintains operations in the United States, Mexico, Turkey and India, and has expansion initiatives underway in Central America and China to provide broader service and flexibility to customers worldwide.

International Textile Group Inc., majority owned by WL Ross & Co, is a global, diversified textile manufacturer with annual revenues in excess of $1.0 billion. ITG was formed by WL Ross in 2004 and operates in five primary business segments: Automotive Safety, Apparel Fabrics (Cone Denim and Burlington WorldWide), Government Uniform Fabrics, Interior Furnishings and Commission Finishing. The company employs over 10,500 people worldwide with operations in the United States, Mexico, China, Germany, Romania, the Czech Republic, Poland, South Africa, Turkey, Nicaragua and Vietnam.

Certain statements contained in this press release may constitute “forward looking statements” within the meaning of the Federal Securities laws. These statements may relate to, among other things, ITG’s future plans, revenue, earnings, outlook, expectations and strategies, and are based on management’s current beliefs. Forward looking statements involve a number of risks and uncertainties, including changes to the facts or assumptions underlying these statements. ITG’s actual results may differ materially from those expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors may include changes in general economic conditions, downturns in the automotive industry, decreases in the demand for textile products, increases in constituent raw material prices, difficulties in executing business strategies and other risk factors described in ITG’s filings with the SEC from time to time. ITG does not undertake any obligation to update any forward-looking statements.

# # #